CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-145591, 333-150849, 333-168221, 333-175127, 333-183149 and 333-190478 on Form S-8 and in Registration Statement Nos. 333-161723 and 333-192669 on Form S-3 of our reports dated March 9, 2015, relating to the consolidated financial statements and financial statement schedule of Orbitz Worldwide, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Orbitz Worldwide, Inc. for the year ended December 31, 2014.
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
March 9, 2015